EXHIBIT 99.1

News Release

ON Semiconductor Amends and Increases Existing Revolving Credit Facility to $800 Million

PHOENIX, Ariz. – October 10, 2013 – ON Semiconductor (Nasdaq: ONNN) today announced that it has entered into an amended and restated senior revolving credit facility with a group of lenders. The amended and restated facility, which amends the Company’s facility entered into in December of 2011, now enables the company to borrow up to $800 million under revolving loans. The new facility has a five year term that expires in October of 2018. Fees and interest expense under the revolving credit facility can vary based on the company’s total leverage ratio. The facility is expected to bear interest at LIBOR or base rate plus an applicable rate that varies based on leverage ratio of the company. If the facility is undrawn, there is a yearly commitment fee of 35 basis points, which can vary as well based on the total leverage ratio.

Following entry into the Credit Agreement, the Company is borrowing $120 million of the $800 million available under the new Facility, with funding anticipated to occur on or around October 14, 2013. The Company has not identified any specific use of the drawn proceeds and as such intends to use these funds for general corporate purposes.

Under the revolving credit facility, the company is required to maintain a maximum total leverage ratio of less than 3.75 to 1.00 and a minimum interest coverage ratio of 3.50 to 1.00. The company can utilize the borrowings under the facility for areas such as general corporate purposes, working capital, stock repurchases, and acquisitions. Further information on the revolving credit facility will be contained in a Form 8-K filed by the company separately.

“We are pleased to have increased our revolving credit facility to $800 million on attractive terms,” said Bernard Gutmann, ON Semiconductor executive vice president and CFO. “The facility enhances the credit profile of the company and provides ON Semiconductor with considerable flexibility to support our longer term business and financial objectives.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is driving innovation in energy efficient electronics, empowering design engineers to reduce global energy use. The company offers a comprehensive portfolio of energy efficient power and signal management, logic, discrete and custom solutions to help customers solve their unique design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power supply applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor Amends and Increases Existing Revolving Credit Facility to $800 Million

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated in this document could be deemed forward-looking statements, particularly statements about the future financial performance of ON Semiconductor. These forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this document are made based on information available to us as of the date of this release, our current expectations, forecasts and assumptions and involve risks, uncertainties and other factors that could cause results or events to differe materially from those expressed in the forward-looking statements. Forward-looking statements in this document include, without limitation, statements regarding our revenues and operating performance, economic conditions and markets, effects of exchange rate fluctuations; the cyclical nature of the semiconductor industry; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; enforcement and protection of our intellectual property rights and related risks; the availability of raw materials, electricity, gas, water and other supply chain uncertainties; variable demand and the aggressive pricing environment for semiconductor products; our ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for our current products; competitors’ actions including the adverse impact of competitive product announcements; pricing and gross profit pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses and realization of cost savings from restructurings and synergies; significant litigation; risks associated with decisions to expend cash reserves for various uses such as debt prepayment, stock repurchases or acquisitions rather than to retain such cash for future needs; risks associated with acquisitions and dispositions (including from integrating and consolidating, and timely filing financial information with the Securities and Exchange Commission and difficulties encountered in accurately predicting the future financial performance of acquired businesses); risks associated with our substantial leverage and restrictive covenants in our debt agreements from time to time; risks associated with our worldwide operations including foreign employment and labor matters associated with unions and collective bargaining arrangements as well as man-made and/or natural disasters affecting our operations and finances/financials; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; or risks related to new legal requirements and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K for the period ended December 31, 2012, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of our filings with the Securities and Exchange Commission. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and investors could lose all or part of their investment. Readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Contacts

Eric Glatfelter	Parag Agarwal
Media Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-7143	(602) 244-3437
Eric.C.Glatfelter@onsemi.com	Parag.Agarwal@onsemi.com

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